ASSET PURCHASE AGREEMENT

May 25, 2005

Sea Change Group LLC

to

Innopump, Inc.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made this 25 day of May __, 2005, by and among Sea Change Group LLC, a New York limited liability company (the “Seller”), and Innopump, Inc., a Nevada corporation (the “Buyer”).

RECITALS:

A.	Seller and Buyer may hereafter be referred to as the Parties and capitalized terms are used as defined within this agreement.

B.	The Seller is engaged in the business of developing, marketing and selling the Versadial® delivery pump (the “Business”).

C.
The Seller owns or leases the assets used in the conduct of the Business, including, without limitation, inventory, equipment, contract rights, intellectual property and related items to the conduct of the Business.

D.
The Seller desires to sell and the Buyer desires to purchase certain assets of the Business and assume certain liabilities of the Business in accordance with the terms and conditions of this Agreement.

E.
Contemporaneously with the execution hereof, Seller and Buyer are entering into that certain Sub-License, Development and Technology Transfer Agreement for Versadial® Delivery Pump which together with this agreement constitutes the transfer and license of rights and materials to Buyer (the “Transaction”).

AGREEMENT:

NOW, THEREFORE, in consideration of the payments herein provided for and the covenants herein contained, the parties hereby agree as follows.

ARTICLE 1.
SALE AND PURCHASE OF ASSETS

On the terms and subject to the conditions of this Agreement, and for the consideration set forth in ARTICLE 3 (“Purchase Price”), the Seller shall on the Closing Date (as defined below), sell, transfer and convey to the Buyer, free and clear of any and all liens, claims, pledges, encumbrances, mortgages, security interests and charges of any kind (collectively, “Liens”) other than as specifically set forth herein, all of the Seller’s right, title and interest in and to the following assets (collectively, the “Assets”):

1.1. Inventory. All of the Business’ inventory (including, without limitation, raw materials, work in progress, component parts, finished goods and related inventory items, supplies and packaging materials) as of the Closing Date, whether in the Seller’s possession, in transit to or from the Seller or held by any third party (the “Inventory”);

1.2. Contracts. All contracts and agreements (verbal or written) which are in force and effect as of the Closing Date as identified on Schedule 1.2, attached hereto (the “Contracts”) and liabilities incurred in the ordinary course of business and consistent with past practice of the Seller since the Balance Sheet Date not involving borrowings;

1.3. Leases. The leasehold interests in the real property, equipment and vehicles identified on Schedule 1.3, attached hereto, including the security deposits thereunder (the “Assigned Leases”).

1.4. Tangible Property. All tangible personal property, including all machinery, molds, tooling, production lines, equipment, furniture, computers, related office equipment and all fixtures and leasehold improvements located within the space contemplated by the Assigned Leases (the “Tangible Property”) , as identified on Schedule 1.4);

1.5. Intangible Property. All intangible property, including all internet sites, domain names, telephone and fax numbers, computer software, patents, copyrights, trademark, trade names and service names, as identified on Schedule 1.5;

1.6. Prepaid Items and Deposits. All prepaid items of the Seller, including without limitation prepaid rentals, insurance, taxes and deposits relating to the Business and Seller’s operations, as identified on Schedule 1.6;

1.7. Accounts Receivable. All accounts receivable of the Seller and other rights of Seller to receive payments for merchandise sold and/or services rendered, including without limitation all trade account receivables arising from sales of inventory and services in the ordinary course of business;

1.8. Names All of Seller’s right, title and interest in and to the names “Versadial®” and any derivatives thereof employed in the Business and all goodwill associated therewith;

1.9. Lists and Records. All of the Seller’s books and records, manufacturer, customer and supplier lists, sales and promotional materials, cost and shipping records, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, advertising materials, computer programs, studies, reports, correspondence and other lists and documents (other than the corporate minute books, stock books and stock transfer ledgers), of the Seller primarily or exclusively related to the Assets or the Business;

1.10. Goodwill. The goodwill and value of Seller as a going concern, including the right to use the name, rights and goodwill respecting and arising out of the name “Versadial”; and

1.11. Excluded Assets. Seller’s name, cash and cash equivalent assets (the “Excluded Assets”).

ARTICLE 2.
LIABILITIES

2.1. Assumption of Liabilities. Upon the transfer of the Assets in accordance with this Agreement, the Buyer shall assume and agree to pay, discharge or perform, as appropriate, all of Seller’s obligations and liabilities from and after the Closing Date under the Contracts and the Leases and the liabilities associated with the liabilities specifically identified on Schedule 2.1, including, but not by way of limitation, outstanding trade debt, $700,000 of debt held by Ocean Drive Holdings, LLC and $400,000 in other long term obligations(the “Assumed Liabilities”).

2.2. Retained Liabilities. The Buyer shall not assume or become in any way liable for any debts, liabilities, claims, contingencies or other obligations of any kind at any time owed by Seller which are not expressly provided in Section 2.1 above.

ARTICLE 3.
PURCHASE PRICE

3.1. Purchase Price. The aggregate purchase price for the Assets shall be comprised of the following (the “Purchase Price”):

3.1.1.	$231,500 previous receipt of which is hereby acknowledged;

3.1.2.
$600,000 payable only upon the conclusion of (i) any merger, consolidation or other business combination or or sale of all or substantially all of the assets of the Buyer, or (ii) a debt or equity financing (or series thereof) resulting in no less than an aggregate of $3,000,000 in gross proceeds to Buyer;

3.1.3.	the assumption of the Assumed Liabilities;

3.1.4.	the payment of expenses related to the maintenance of rights in the Dispenser; and

3.1.5.
the expenses of effecting this transaction, including legal expenses of both Seller and Buyer hereunder and all expenses incident to effecting the transfer(s) of the underlying technologies and intellectual rights and properties pursuant to that certain Sub-License, Development and Technology Transfer Agreement for Versadial® Delivery Pump between the Parties of even date herewith.

3.2. Payment. Buyer shall assume the Assumed Liabilities as of the Closing Date by execution of any and all such documents as may be reasonably necessary to effect such assumptions. Buyer further agrees to execute and deliver to Seller from time to time thereafter any and all necessary and/or appropriate documents consistent with the intent of this Agreement

3.3. Allocation of the Purchase Price. The Purchase Price shall be allocated among the Assets being sold hereunder in the manner set forth in Schedule 3.3 hereto. Buyer and Seller agree that except as otherwise required by law (i) the Allocation shall be binding on Buyer and Seller for all federal, state, and local tax purposes and (ii) Buyer and Seller, if required, shall file with their respective federal income tax returns consistent IRS Forms 8594 -- Asset Acquisition Statements Under Section 1060, including any required amendments thereto which shall reflect the allocations set forth in the Allocation.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer, except as set forth on the Schedule of Exceptions to Representations and Warranties attached hereto as Exhibit ARTICLE 4 (the “Seller Schedule of Exceptions”), the following:

4.1. Existence and Good Standing. The Seller is duly formed, validly exists and in good standing (including tax good standing) under the laws of the State of New York, with the requisite power and authority to own its property and to carry on the Business as it is now being conducted. The Seller is not required to be qualified to do business in any other jurisdictions where the failure to qualify would have a Material Adverse Effect. The Seller has no subsidiaries.

4.2. Financial Statements and No Material Changes. The following have previously been provided to the Buyer: (a) the Seller prepared balance sheets of the Seller as at December 31, 2004, and the related audited statements of income for the fiscal year then ended and (b) the Seller prepared balance sheet of the Seller as at March 31, 2005 and the related reviewed statements of income for the three (3) months then ended (the balance sheet of the Seller as at March 31, 2005 being referred to herein as the “Balance Sheet”). Such financial statements have been prepared in accordance with GAAP throughout the periods indicated. Each balance sheet fairly presents the financial condition of the Seller, at the respective date thereof, and reflects all claims against and all debts and liabilities of the Seller, fixed or contingent, as at the respective date thereof, required to be shown thereon under GAAP and the related statements of income fairly present the results of income for the respective period indicated. Since March 31, 2005 (the “Balance Sheet Date”), there has been no material adverse change in the assets or liabilities, or in the Business or condition, financial or otherwise, or in the results of operations of the Seller.

4.3. Books and Records. All accounts, books, ledgers and other records material to the Seller have been properly and accurately kept and are complete in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

4.4. Title to Properties; Encumbrances. The Seller now has good and valid title to, or enforceable leasehold interests in or valid rights under contract to use, all the Assets (tangible and intangible), in each case free and clear of all Liens, except for Liens set forth on Schedule 4.4. The property and equipment, whether owned or otherwise contracted for, is in a state of good maintenance and repair (ordinary wear and tear excepted) and is adequate and suitable for the purposes for which they are presently being used.

4.5. Real Property.

4.5.1. Owned Real Property. The Seller does not own any real property (including ground leases) or hold a freehold interest in any real property or any option or right of first refusal or first offer to acquire any real property and the Seller is not obligated by Contract or otherwise to purchase any real property.

4.5.2. Leased Real Property. Schedule 4.5.2 contains an accurate and complete list of all real property leases, subleases, licenses and other occupancy agreements, including without limitation, any modification, amendment or supplement thereto and any other related document or agreement executed or entered into by the Seller (including, without limitation, any Real Property Lease which the Seller has subleased or assigned to another Person and as to which the Seller remains or will remain liable) (each individually, a “Real Property Lease” and collectively, the “Real Property Leases”). Each Real Property Lease set forth on Schedule 4.5.2 is valid, binding and in full force and effect, enforceable against the Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) general principles of equity that restrict the availability of equitable remedies; (b) all rents and additional rents and other sums, expenses and charges due thereunder to date on each such Real Property Lease have been paid; (c) there exists no default or event of default by the Seller or by any other party to any Real Property Lease; and there exists no occurrence, condition or act (including the purchase of the Purchased Stock hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Seller under any Real Property Lease; and (d) there are no outstanding claims of breach or indemnification or notice of default or termination of any Real Property Lease. The Seller holds the leasehold estate on all the Real Property Leases free and clear of all Liens except as set forth on Schedule 4.5.2 and any mortgagees’ liens on the real property in which such leasehold estate is located and liens which do not and will not materially detract from or interfere with the use of the properties, or otherwise materially impair business operations involving such properties. The real property leased by the Seller is in a state of good maintenance and repair, is adequate and suitable for the purposes for which it is presently being used and there are no material repair or restoration works likely to be required in connection with any of such leased real properties.

4.6. Contracts.

4.6.1. The Seller has delivered to the Buyer accurate and complete copies of all of the Contracts. All of the Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms. Except as disclosed on Schedule 4.6.1, the Seller has performed and is performing all obligations required to be performed by it under the Contracts, and the Seller is not in default (with or without notice, the passage of time, or both) of any obligations under any of the Contracts.

4.6.2. Except as disclosed on Schedule 4.6.2, the Seller has not received any written notice of default under any of the Contracts, nor to Seller’s knowledge, has any event occurred which with notice or lapse of time or both would constitute a default by the Seller thereunder.

4.6.3. Except as disclosed on the Schedule 4.6.3, the Seller has not received any written or verbal notice of intent to terminate any Contract.

4.7. Execution and Validity; Non-Contravention; Approvals and Consents.

4.7.1. Execution and Validity. The Seller has the full power and authority to enter into this Agreement and the agreements contemplated hereunder and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Seller and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all required corporate or other action on behalf of the Seller. Each of this Agreement and the agreements contemplated hereunder has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by the Buyer and any other parties thereto, constitutes a legal, valid and binding obligation of the Seller, enforceable against it accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) general principles of equity that restrict the availability of equitable remedies.

4.7.2. Non-Contravention. Except as set forth in Schedule 4.7.2, the execution, delivery and performance by the Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby and thereby, will not (a) violate, conflict with or result in the breach of any provision of the Articles of Organization and Management provisions of the Seller; (b) result in the violation by the Seller of any laws or orders of any governmental or regulatory authority applicable to the Seller or any of its assets or properties, or (c) if the consents and notices set forth in Schedule 4.7.3 are obtained, given or waived, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require the Seller to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Seller, or under any of the terms, conditions or provisions of any Contract to which the Seller is a party or by which the Seller or any of its assets or properties were or are bound. The entering into and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby (a) will have been duly and validly authorized by any required corporate action of the Seller, and (b) will constitute the legal, valid, and binding obligation of the Seller, enforceable against it in accordance with their respective terms.

4.7.3. Approvals and Consents. Except as set forth on Schedule 4.7.3, no consent, approval or action of, filing with or notice to any governmental or regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any law or order of any governmental or regulatory authority or any Contract to which the Seller is a party, or by which its assets or properties were or are bound for the execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby.

4.8. Litigation. Except as set forth on Schedule 4.8, there is no action, suit, proceeding at law or in equity by any Person, or any employee grievance, arbitration or any administrative or other proceeding by or before any investigation by any governmental or regulatory authority, pending or threatened, against the Seller with respect to this Agreement or the transactions contemplated hereby, or against or affecting the Business; and no acts, facts, circumstances, events or conditions occurred or exist which are a basis for any such action, proceeding or investigation. Except as set forth in Schedule 4.8, the Seller is not subject to any Order entered in any lawsuit or proceeding relating to the Business or the Assets. Schedule 4.8 also sets forth with respect to each pending or threatened action, suit or proceeding listed thereon, the amount of costs, expenses or damages the Seller has incurred to date.

4.9. Taxes. The Seller has filed or will file all tax returns and tax reports required to be filed by it with respect to the Business or the Assets, including, without limitation, those returns and reports pertaining to federal, state, provincial, local, foreign or other income taxes, gross receipt taxes, ad valorem taxes, transfer taxes, excise taxes, sales and use taxes, payroll taxes, withholding taxes, occupation taxes, property taxes and franchise taxes. All such tax returns and tax reports are or will be correct and complete, and all taxes, interest and penalties shown or claimed to be due thereon have been paid or will be paid when due. There are no Liens for taxes on the Assets or with respect to the Business.

4.10. Liabilities. Except as set forth on the Balance Sheet or as set forth on Schedule 4.10, the Seller has no outstanding claims, liabilities or indebtedness of any nature whatsoever as to which the Seller is or may become responsible (collectively in this Section 4.10, “Liabilities”), whether accrued, absolute or contingent, determined or undetermined, asserted or unasserted, and whether due or to become due, other than (i) Liabilities specifically disclosed in any Schedule hereto; (ii) Liabilities under Contracts of the type required to be disclosed on any Schedule and so disclosed or which because of the dollar amount or other qualifications are not required to be listed on such Schedule; and (iii) Liabilities incurred in the ordinary course of business and consistent with past practice of the Seller since the Balance Sheet Date not involving borrowings.

4.11. Insurance. Schedule 4.11 contains a true and complete list (including the names and addresses of the insurers, the names of the Persons to whom such insurance policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a “claims made” or an “occurrence” policy and a brief description of the interests insured thereby) of all liability, property, workers’ compensation and other insurance policies currently in effect that insure the property, assets or business of the Seller or the employees of the Seller (other than self-obtained insurance policies by such employees). Each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and the Seller has not received any notice of cancellation or termination in respect of any such policy or default thereunder. In light of the nature of the Seller’s business, assets and properties, Seller believes they are in amounts and have coverage that are reasonable and customary for Persons engaged in the such business and having such assets and properties. Neither the Seller nor the Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section 4.11 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. The Seller has not filed for any claims exceeding $25,000 against any of its insurance policies, exclusive of automobile and health insurance policies. The Seller has not received any notice of cancellation of any such policy. The Seller has not received notice from any of the Seller’s insurance carriers that any premiums will be materially increased in the future or that any insurance coverage listed on Schedule 4.11 will not be available in the future on substantially the same terms now in effect.

4.12. Intellectual Properties.

4.12.1. Definitions. For purposes of this Agreement, the following terms have the following definitions:

4.12.1.1. “Intellectual Property” shall include, without limitation, any or all of the following and all rights associated therewith: (a) all domestic and foreign patents, and applications therefore, and all reissues, reexaminations, divisions, renewals, extensions, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements; (c) trade secrets, confidential and proprietary information, know how, technology, technical data and customer lists, financial and marketing data, pricing and cost information, business and marketing plans, databases and compilations of data, rights of privacy and publicity, and all documentation relating to any of the foregoing; (d) all copyrights, copyright registrations and applications therefore, unregistered copyrights, the content of all World Wide Web sites of the Seller, and all other rights corresponding thereto throughout the world; (e) all mask works, mask work registrations and applications therefore; (f) all industrial designs and any registrations and applications therefore; (g) all trade names, Seller names, logos, trade dress, common law trademarks and service marks, trademark and service mark registrations and applications therefore and all goodwill associated therewith; (h) any and all Internet domain names and Web sites (including all software and applications, and all components and/or modules thereof), used in connection therewith; and (i) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing.

4.12.1.2. “Intellectual Property of the Seller” shall mean any Intellectual Property that: (a) is owned by or exclusively licensed to the Seller, or (b) which is used in the operation of the Business, but shall specifically not include any rights which are subject to an assignment in favor of clients of the Seller.

4.13. Representations. Schedule 4.13 hereto contains an accurate and complete list of all patents, patent applications, registered trademarks, applications for registered trademarks, registered service marks, applications for registered service marks, logos, registered copyrights and applications for registered copyrights which are used in connection with the operation of the Business or the Assets (the “Registered IP”).

4.13.1. Except as set forth on Schedule 4.13, the registrations and applications of the Registered IP listed on Schedule 4.13 are owned by and are in the name of the Seller and are valid, in proper form, enforceable and subsisting, all necessary registration and renewal fees in connection with such registrations have been made and all necessary documents and certificates in connection with such registrations have been filed with the relevant patent, copyrights and trademark authorities in the United States or other jurisdiction for the purposes of maintaining such Intellectual Property registrations, and applications therefore.

4.13.2. No registration, or application therefore, for any of the Registered IP has lapsed, expired, or been abandoned, and no such registrations, or applications therefore, are the subject of any opposition, interference, cancellation, or other legal, quasi-legal, or governmental proceeding pending before any governmental, registration, or other authority in any jurisdiction.

4.13.3. Except as set forth on Schedule 4.13, (i) no Person has any rights to use any of the Intellectual Property of the Seller, (ii) the Seller has not granted to any Person, nor authorized any Person to retain, any rights in the Intellectual Property of the Seller, and (iii) the Seller owns all rights, title and interest in, or has the right to use, all Intellectual Property used in, or necessary for, the conduct of the Business, free and clear of all Liens.

4.13.4. Except as set forth on Schedule 4.13, the consummation of the transactions contemplated hereby will not result in any loss or impairment of Seller’s rights to own or use any Intellectual Property, nor will such consummation require the consent of any third party in respect of any Intellectual Property.

4.13.5. The operation of the Business does not infringe the Intellectual Property of any other Person.

4.13.6. There are no proceedings pending or threatened against the Seller with respect to the Intellectual Property, or with respect to any other Intellectual Property, alleging the infringement or misappropriation by the Seller of any Intellectual Property of any Person.

4.13.7. There are no claims pending or threatened challenging the validity of any Intellectual Property of the Seller or any Intellectual Property used by the Seller in the conduct of the Business.

4.13.8. The Seller has not entered into or is otherwise bound by any consent, forbearance or any settlement agreement which limits the rights of the Seller to use the Intellectual Property of the Seller.

4.13.9. To the knowledge of Seller no Person is infringing or misappropriating any of the Intellectual Property of the Seller.

4.14. Compliance with Laws; Permits.

4.14.1. Compliance. The Seller is, and the Business has been conducted, in compliance with all applicable Laws and Orders, except in each case (other than with respect to compliance with environmental Laws and Orders relating to the regulation or protection of the environment and public health and safety (“Environmental Laws and Orders”)) where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, including without limitation: (a) all laws and orders promulgated by the Federal Trade Commission or any other governmental or regulatory authority; (b) all Environmental Laws and Orders; and (c) all Laws and Orders relating to labor, civil rights, and occupational safety and health laws, worker’s compensation, employment and wages, hours and vacations, or pay equity. The Seller has not been charged with or threatened with or under any investigation with respect to, any charge concerning any violation of any Laws or Orders.

4.14.2. Permits. With respect to the jurisdictions in which it conducts business, the Seller holds and is in compliance with all permits, licenses, and other government certificates, authorizations and approvals (“Permits”) required by any governmental or regulatory authority (including, without limitation, those Permits required under applicable Environmental Laws and Orders) for the operation of the Business as presently operated or used, except where the failure to have such Permits would not reasonably be expected to have a Material Adverse Effect. All of the Permits are in full force and effect and no action or claim is pending, or threatened, to revoke or terminate any such Permit or declare any such Permit invalid in any material respect Schedule 4.14.2 sets forth a list of the Permits that are utilized by the Seller in the operation of the Business.

4.14.3. Hazardous Materials. There have been no chemicals, substances or materials listed under, governed or regulated by Environmental Laws and Orders (collectively “Hazardous Materials”) spilled, released, discharged, emitted or disposed of by the Business except in compliance with Environmental Laws and Orders. There is no existing contamination at, under or around any part of the Facility that would result in any Material Adverse Effect. The Seller has not received any notices, claims, demands, or requests for information from any governmental or regulatory authority or any third party with respect to Hazardous Materials generated, spilled, released, discharged, emitted or disposed of by the Business. True, complete and correct copies of the written reports, and all parts thereof, of all environmental audits or assessments that have been conducted with respect to the Business, either by the Seller or any environmental consultant or engineer engaged for such purpose, have been made available to Buyer.

4.15. Accounts Receivable; Work-in-Process; Accounts Payable. The amount of all work-in-process, accounts receivable, unbilled invoices (including without limitation unbilled invoices for services and out-of-pocket expenses) and other debts due or recorded in the records and books of account of the Seller as being due to the Seller and reflected on the Balance Sheet represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business, will be good and collectible in full (less the amount of any provision, reserve or similar adjustment therefore reflected on the Balance Sheet) in the ordinary course of business, and none of the accounts receivable is or will be subject to any counterclaim or set-off except to the extent of any such provision, reserve or adjustment. There has been no change since the Balance Sheet Date in the amount or aging of the work-in-process, accounts receivable, unbilled invoices, or other debts due to the Seller, or the reserves with respect thereto, or accounts payable of the Seller which would have a Material Adverse Effect.

4.16. Employee Relations. Except as set forth on Schedule 4.16, (a) no unfair labor practice complaint against the Seller is pending before any governmental or regulatory authority; (b) there is no organized labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving the Business; (c) there are no labor unions representing or attempting to represent the employees of the Seller; (d) no claim or grievance nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Seller, and no such claim or grievance has been threatened; (e) no collective bargaining agreement is currently being negotiated by the Seller; and (f) the Seller has not experienced any work stoppage or similar organized labor dispute. Except as set forth on Schedule 4.8, there is no legal action, suit, proceeding or claim pending or threatened between the Seller and any employees or former employees of the Seller, agents or former agents of the Seller, job applicants or any association or group of any employees of the Seller.

4.17. Employee Benefit Matters.

4.17.1. List of Plans. Schedule 4.17.1 to this Agreement lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, incentive, deferred compensation, stock option, restricted stock, stock appreciation rights, phantom stock rights, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all termination, severance or other Contracts, whether covering one Person or more than one Person, and whether or not subject to any of the provisions of ERISA, which are or have been maintained, contributed to or sponsored by the Seller, any subsidiary of the Seller or any ERISA Affiliate (as defined in Section 4.17.3) for the benefit of any employee (each item listed on Schedule 4.16 being referred to herein individually, as a “Plan” and collectively, as the “Plans”). The Seller has delivered to the Buyer, to the extent applicable, a complete and accurate copy of: (a) each written Plan and descriptions of any unwritten Plan (including all amendments thereto whether or not such amendments are currently effective); (b) each summary plan description and all summaries of material modifications relating to a Plan; (c) each trust agreement or other funding arrangement with respect to each Plan, including insurance contracts; (d) the most recently filed IRS Form 5500 relating to each Plan; (e) the most recently received IRS determination letter for each Plan; and (f) the three most recently prepared actuarial reports and financial statements in connection with each Plan. The Seller has not made any commitment, (i) to create or cause to exist any Plan not set forth on Schedule 4.17.1 or (ii) to modify, change or terminate any Plan.

4.17.2. Severance. None of the Plans, nor any employment agreement or other Contract to which the Seller is a party or bound, (a) provides for the payment of or obligates the Seller to pay separation, severance, termination or similar-type benefits to any Person; or (b) obligates the Seller to pay separation, severance, termination or similar-type benefits as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Internal Revenue Code, as amended (the “Code”), either alone or in conjunction with any subsequent occurrence.

4.17.3. Multi-Employer Plans. Neither the Seller nor any ERISA Affiliate has maintained, contributed to or participated in a multi-employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a multiple employer plan subject to Sections 4063 and 4064 of ERISA, nor has any obligations or liabilities, including withdrawal, reorganization or successor liabilities, regarding any such plan. As used herein, the term “ERISA Affiliate” means any Person that is or has been a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which the Seller is a member.

4.17.4. Welfare Benefit Plans. The Seller has expressly reserved the right, in all Plan documents relating to welfare benefits provided to employees, former employees, officers, directors and other participants and beneficiaries, to amend, modify or terminate at any time the Plans which provide for welfare benefits, and is not aware of any fact, event or condition that could reasonably be expected to restrict or impair such rights. Except as required under Section 601 of ERISA, neither the Seller nor any ERISA Affiliate has made any promises or commitments to provide, and is not obligated to provide (i) medical benefits (including without limitation through insurance) to retirees or former employees of the Seller or any ERISA Affiliate or their respective dependants, or (ii) life insurance or other death benefits to retired employees or former employees of the Seller or the Predecessor Entity or any ERISA Affiliate or their respective dependants.

4.17.5. Administrative Compliance. Each Plan is now and has been operated in all material respects in accordance with the requirements of all applicable Laws, including, without limitation, ERISA, the Health Insurance Portability and Accountability Act of 1996 and the Code, the Age Discrimination in Employment Act, Family and Medical Leave Act, the Americans with Disabilities Act, the Equal Pay Act, and Title VII of the Civil Rights Act of 1964, and the regulations and authorities published thereunder. The Seller has performed all material obligations required to be performed by it under, is not in any respect in default under or in violation of, any default or violation by any Person under, any Plan. Except as set forth on Schedule 4.16, no legal action, suit, audit, investigation or claim is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course), and no fact, event or condition exists that would be reasonably likely to provide a legal basis for any such action, suit, audit, investigation or claim. All reports, disclosures, notices and filings with respect to such Plans required to be made to employees, participants, beneficiaries, alternate payees and any governmental or regulatory authority have been timely made or an extension has been timely obtained. With respect to any insurance policy providing funding for benefits or an investment alternative under any Plan, (i) no liability or loss shall be incurred by the Seller or any such Plan in the nature of a retroactive rate adjustment, loss sharing arrangement or other liability or loss, and (ii) no insurance Seller issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and no such proceedings with respect to any insurer are imminent.

4.17.6. Tax-Qualification. Each Plan which is intended to be qualified under Sections 401(a) or 408(k) of the Code is qualified under Sections 401(a) and 408(k) of the Code (and, if applicable, complies with the requirements of Section 401(k) of the Code), and has received a favorable determination letter from the IRS that it is so qualified. Each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is exempt under Section 501(a) of the Code and has received a determination letter from the IRS that it is so exempt; and no fact or event has occurred or condition exists since the date of such determination letter from the IRS which would be reasonably likely to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

4.17.7. Funding; Excise Taxes. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan subject to ERISA. Neither the Seller nor any subsidiary of the Seller has incurred any liability for any excise tax arising under Sections 4971, 4972, 4973, 4974, 4975, 4976, 4977, 4978, 4978B, 4979, 4979A, 4980, 4980B, 4980D or 4980E of the Code or any civil penalty arising under Sections 409, 502(i) or 502(l) of ERISA, and no fact, event or condition exists which could give rise to any such liability. Neither the Seller nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Section 302(c)(11) or Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation (“PBGC”) arising in the ordinary course), including, without limitation, any liability in connection with the termination of any employee benefit plan subject to Title IV of ERISA (a “Title IV Plan”); and, no fact, event or condition exists which could give rise to any such liability. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan maintained by the Seller or any ERISA Affiliate, and no reportable event (within the meaning of Section 4043 of ERISA), notice of which has not been waived by the PBGC, has occurred or is expected to occur with respect to any Plan maintained by the Seller or any ERISA Affiliate. The transactions contemplated by this Agreement will not result in liability to the Seller or the Buyer under Section 4069 of ERISA. No Title IV Plan or Plan subject to Section 302 of ERISA maintained by the Seller or any ERISA Affiliate had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan. None of the assets of the Seller or any ERISA Affiliate is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither the Seller nor any ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code relating to any Plan; and no fact or event exists which could give rise to any such Lien or requirement to post any such security. As of the Closing Date, no Plan which is a Title IV Plan will have an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA) and no Plan which is subject to Section 302 of ERISA will have an “accumulated funding deficiency” (within the meaning of Section 302(a)(2) of ERISA).

4.17.8. Tax Deductions. All contributions, premiums or payments (including all employer contributions and, if applicable, employee salary reduction contributions) required to be made, paid or accrued with respect to any Plan have been made, paid or accrued on or before their due dates, including extensions thereof. All such contributions have been fully deducted or in the case of the current year will be deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental or regulatory authority, and no fact or event exists which could give rise to any such challenge or disallowance.

4.18. Interests in Customers, Suppliers, Etc. Except as set forth on Schedule 4.18, no officer, director, or employee of the Seller, or any parent, brother, sister, child or spouse of any such officer, director, key executive or employee of the Seller (collectively, the “Related Group”), or any Person controlled by anyone in the Related Group:

4.18.1. owns, directly or indirectly, any interest in (excepting for ownership, directly or indirectly, of less than 1% of the issued and outstanding shares of any class of securities of a publicly held and traded Seller), or is an officer, director, employee, agent or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor of the Seller;

4.18.2. owns, directly or indirectly, in whole or in part, any material tangible or intangible property (including, but not limited to Intellectual Property), that the Seller used in the conduct of the Business, other than immaterial personal items owned and used by employees at their work stations; or

4.18.3. has any cause of action or other claim whatsoever against, or owes any amount to the Seller, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

4.19. No Changes Since the Balance Sheet Date. Since the Balance Sheet Date, except as specifically stated on Schedule 4.19, the Seller has not (i) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business, (ii) permitted any of its assets to be subjected to any Lien, (iii) sold, transferred or otherwise disposed of any assets except in the ordinary course of business, (iv) made any capital expenditure or commitment therefor which individually or in the aggregate exceeded $50,000; (v) declared or made any distributions on any equity interest or other equity or redeemed, purchased or otherwise acquired any other equity or any option, warrant or other right to purchase or acquire any such equity, (vi) made any bonus or profit sharing distribution, (vii) increased or prepaid its indebtedness for borrowed money, except current borrowings under credit lines, or made any loan to any Person other than to any employee for normal travel and expense advances, (viii) wrote down the value of any work-in-process, or wrote off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the ordinary course of business, none of which individually or in the aggregate, were material to the Seller, (ix) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee who, whether as a result of such increase or prior thereto, received aggregate compensation from the Seller at an annual rate of $5,000 or more, or except in the ordinary course of business to any other employees, (x) entered into any employment or exclusive consulting agreement which is not cancelable by the Seller without penalty or other financial obligation within 30 days, (xi) canceled or waived any claims or rights of material value, (xii) made any change in any method of accounting procedures, (xiii) otherwise conducted the Business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of its business, (xiv) amended or terminated any agreement which is material to the Business, (xv) renewed, extended or modified any lease of real property or any lease of personal property, except in the ordinary course of business, (xvi) adopted, amended or terminated any Plan or (xvii) agreed, whether or not in writing, to do any of the actions set forth in any of the above clauses.

4.20. Company Controls. The Seller has not and no officer, authorized agent, employee, or consultant has, directly or indirectly, used any corporate fund for unlawful contributions, gifts, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on its books or records; participated in any racketeering activity; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, or other payment of a similar or comparable nature, to any Person, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

4.21. Brokers. Other than as listed on Schedule 4.21, no broker, finder, agent or similar intermediary has acted on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder’s fees, consulting fees or similar fees or commissions are payable by the Seller in connection therewith based on any agreement, arrangement or understanding with any of them.

4.22. Copies of Documents. The Seller has caused to be made available for inspection and copying by the Buyer and its advisers, true, complete and correct copies of all documents referred to in this ARTICLE 4 or in any Schedule.

4.23. Inventory. The Inventory included in the Financial Statements consists only of products of a quality and quantity usable and saleable in the ordinary course of business. The Seller is not in possession of any Inventory not owned by the Seller, including goods already sold.

4.24. No Material Adverse Change. Except as disclosed on Schedule 4.24, since the Balance Sheet Date, Seller has conducted its Business in the ordinary course and there has not occurred:

4.24.1. any material uninsured damage to, destruction or loss of any Asset;

4.24.2. any material revaluation by the Seller of any of the Assets, including, without limitation, writing down the value of Inventory;

4.24.3. any sale or transfer of a material amount of the Assets, other than sales of inventory in the ordinary course of business.

4.24.4. any license, transfer, pledge, mortgage or other disposition of, or granting of a Lien on, any Asset material to the operation of the Business, except in the ordinary course of business or except as may be discharged prior to the Closing;

4.24.5. any change in compensation payable to any employee other than in the ordinary course of business;

4.24.6. any change in the accounting methods, practices or policies used by the Seller, except as required by applicable accounting authorities;

4.24.7. any settlement or compromise of any material litigation or governmental investigation involving the Business or any Asset; or

4.24.8. any agreement, commitment or understanding, whether in writing or otherwise, for the Seller to take any of the actions specified in items 4.24.4, 4.24.5, 4.24.6 or 4.24.7 above.

4.25. Employees; Labor Relations.

4.25.1. Schedule 4.25.1 sets forth, as of the date hereof, the names of all Persons employed by the Seller in the conduct of the Business (the “Seller Employees”).

4.25.2. With respect to the Business, the Seller has not received any written notice of any unfair labor practice complaints or any other action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation pending before the National Labor Relations Board or any other agency having jurisdiction thereof and, to the Seller’s knowledge, no such complaint has been threatened. The Seller has not received any written notice of any activities or proceedings of any labor union (or representatives thereof) to organize any non union Seller Employees, or of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any Seller Employees of the Seller and, to the Seller’s knowledge, within the twelve (12) months prior to the date of this Agreement, no such activities or proceedings are or were underway nor has the Seller been the subject of any strikes, slowdowns, work stoppages, lockouts or threats thereof. With respect to the Seller Employees, except as set forth on the Schedule 4.25.2, there are no unsatisfied claims, grievances, arbitration proceedings, workers’ compensation proceedings. The Seller is not a party to or otherwise bound by, any consent decree with, or citation by, any government agency relating to any Seller Employee or employment practices, wages, hours, and terms and conditions of employment with respect to the Business.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller, except as set forth on the Schedule of Exceptions to Representations and Warranties attached hereto as Exhibit ARTICLE 5 (the “Buyer Schedule of Exceptions”), the following:

5.1. Subsidiaries. The Buyer does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Buyer is not a party to any joint venture, partnership, or similar arrangement.

5.2. Organization, Good Standing, and Qualification. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to carry on its business as now conducted. The Buyer is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect (as hereafter defined) on the Buyer’s business or properties.

5.3. Capitalization and Voting Rights. The number of authorized, issued and outstanding capital stock of the Buyer as of the date hereof is set forth in Schedule 5.3. Except as disclosed in Schedule 5.3, no securities of the Buyer are entitled to preemptive or similar rights, nor is any holder of securities of the Buyer entitled to preemptive or similar rights arising out of any agreement or understanding with the Buyer by virtue of any of the Transaction Documents (defined hereinafter). Except as disclosed in Schedule 5.3, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, except as a result of the purchase and sale of the Securities, or rights or obligations convertible into or exchangeable for, or giving any Person (as defined below) any right to subscribe for or acquire, any shares of capital stock, or contracts, commitments, understandings, or arrangements by which the Buyer is or may become bound to issue additional shares of capital stock, or securities or rights convertible or exchangeable into shares of capital stock.

5.4. Authorization. All corporate action on the part of the Buyer, its officers, directors, and shareholders necessary for the authorization, execution, and delivery of this Agreement and applicable assignment and assumption documents (collectively, the “Transaction Documents”), the performance of all obligations of the Buyer hereunder and thereunder and the authorization, issuance (or reservation for issuance), and delivery of the assumption documents being issued hereunder, has been taken or will be taken prior to the Closing, and the Transaction Documents constitute valid and legally binding obligations of the Buyer, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Transaction Documents may be limited by applicable federal or state laws.

5.5. Filings, Consents and Approvals. Except as set forth on Schedule 5.5, the Buyer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Buyer of the Transaction Documents.

5.6. Litigation. There is no action, suit, proceeding, claim or investigation pending or, to the knowledge of the Buyer, currently threatened against the Buyer which questions the validity of the Transaction Documents, or the right of the Buyer to enter into any of them, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs, or prospects of the Buyer, financially or otherwise, or any change in the current equity ownership of the Buyer, nor is the Buyer aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions, pending or threatened (or any basis therefor known to the Buyer), involving the prior employment of any of the Buyer’s employees, their use in connection with the Buyer’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Buyer is not a party or subject to the provisions of any order, writ, injunction, judgment, or decree of any court or government agency or instrumentality.

5.7. Compliance with Other Instruments. The Buyer is not in violation or default of any provisions of its Certificate of Incorporation or Bylaws, as amended, or of any instrument, judgment, order, writ, decree, mortgage, indenture, lease, license or contract to which it is a party or by which it is bound or, to its knowledge, of any provision of federal, state, or local statute, rule, or regulation applicable to the Buyer, except as would not reasonably be expected, singly or in the aggregate, to have a material adverse effect. The execution, delivery, and performance of the Transaction Documents and the consummation of the transactions contemplated thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract, or an event which results in the creation of any lien, charge, or encumbrance upon any assets of the Buyer or the suspension, revocation, impairment, forfeiture, or non-renewal of any material permit, license, authorization, or approval applicable to the Buyer, its business or operations, or any of its assets or properties, except as would not reasonably be expected, singly or in the aggregate, to have a material adverse effect.

5.8. Permits. The Buyer has all material franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Buyer and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Buyer is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

5.9. Compliance with Laws. The conduct of business by the Buyer as presently and proposed to be conducted is not subject to continuing oversight, supervision, regulation or examination by any governmental official or body of the United States or any other jurisdiction wherein the Buyer conducts or proposes to conduct such business, except such regulation as is applicable to commercial enterprises generally. The Buyer has not received any notice of any violation of or noncompliance with, any federal, state, local or foreign laws, ordinances, regulations and orders (including, without limitation, those relating to environmental protection, occupational safety and health, federal securities laws, equal employment opportunity, consumer protection, credit reporting, "truth-in-lending", and warranties and trade practices) applicable to its business, the violation of, or noncompliance with, which would have a materially adverse effect on either the Buyer's business or operations, and the Buyer knows of no facts or set of circumstances which would give rise to such a notice.

5.10. Disclosure. This Agreement and any other statements or certificates made or delivered in connection herewith or therewith, when taken together with the Disclosure Materials (as defined below), do not contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

5.11. Brokers. No broker, finder, agent or similar intermediary has acted on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder’s fees or similar fees or commissions are payable by the Buyer in connection therewith based on any agreement, arrangement or understanding with any of them.

5.12. No Misrepresentation. No representation or warranty by the Buyer in this Agreement (including Schedules and Exhibits) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement not misleading.

ARTICLE 6.
COVENANTS OF THE SELLER

The Seller covenants and agrees with the Buyer as follows:

6.1. Conduct of Business Prior to the Closing Date. From and after the date hereof until the Closing Date or earlier termination of this Agreement, Seller shall:

6.1.1. Carry on the Business in substantially the same manner as it has heretofore been conducted;

6.1.2. Maintain and keep the Assets in as reasonable condition and repair, reasonable wear and tear excepted, as the condition and repair the Assets are in as of the date hereof;

6.1.3. Not sell, lease, pledge, mortgage or otherwise dispose of or encumber any of the Assets except for the sale, lease, pledge, mortgage or disposal or encumbrance of any of the Assets, including Inventory, in the ordinary course of business which would not, individually or in the aggregate, be material to the operation of the Business.

6.1.4. Perform all of its obligations under the Contracts and Assigned Leases;

6.1.5. Not (i) enter into any contract outside the ordinary course of business, (ii) modify or change any material contract, (iii) cancel any debts or waive any claims or rights where such cancellation or waiver would reasonably be expected to have a material adverse effect, or (iv) make any loan to, or enter into any business transaction, agreement, arrangement or understanding of any other nature with, any employee of the Business or any officer or director of the Seller or any affiliate or associate of any such officer or director;

6.1.6. Not (i) grant any increases in wages, salaries or benefits of any of the Seller Employees except increases in the ordinary course of business in accordance with the Seller’s existing policies, (ii) enter into any employment agreements with respect to any employees of the Business, (iii) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing plan, agreement or arrangement to any officer or employee of the Business, whether past or present, or (iv) with respect to the Seller’s Employees, commit to any additional pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any Seller Employee, or to terminate or amend any of such plans or any of such agreements in existence on the date of this Agreement;

6.1.7. Not take any action that would prevent the transfer of the Assets to the Buyer at the Closing, pursuant to the terms of this Agreement, free and clear of all Liens;

6.1.8. Maintain its books, accounts and records with respect to the Business and the Assets in the usual, regular and ordinary manner, and comply with all Laws;

6.1.9. Keep and maintain all permits in full force and effect, continue their business pursuant to such permits and take all steps necessary to meet requirements on pending applications for permits;

6.1.10. Continue to operate and maintain the Business and the Assets in accordance with applicable Laws;

6.1.11. Use commercially reasonable efforts consistent with sound business judgment to preserve intact its present business and organization, to retain the services of its present employees, to preserve its relationships with its customers, suppliers and others having business relationships with it.

6.2. Access by the Buyer to Properties and Records; Furnishing Information. Following the date hereof, the Seller will make available to the Buyer and its representatives, from time to time as the Buyer may reasonably request, copies of all records, documentation and other data retained by the Seller, consistent with the Seller’s document retention policies and past practice, relating to the Business, the Assets and the Assumed Liabilities as may be reasonably required to enable the Buyer to defend against or assert claims related to or arising from ownership of the Assets, the assumption of the Assumed Liabilities and to handle tax and financial audits involving the Business and otherwise cooperate and assist, to the extent reasonably requested by the Buyer, with Buyer’s investigation of the properties, assets and financial condition related to the Seller and involving the Business; provided, however, that the Buyer agrees to hold such records in confidence, except to the extent required to defend or assert such claims and to handle such audits, and to return the same to the Seller promptly upon the conclusion of their use by the Buyer for the purposes herein specified.

6.3. Third-Party Consents. Following the date hereof, the Seller shall use commercially reasonable efforts to obtain as expeditiously as possible all consents required to consummate the transactions contemplated under this Agreement.

6.4. Transfer of Warranties. In the event that any of the Assets are under any warranty or vendor’s indemnification agreement from the manufacturer or the original seller thereof, the Buyer may be entitled to the benefit of the warranty or vendor’s indemnification agreement to the extent that the warranty or vendor’s indemnification agreement is available to the transferee, and the Seller shall, at Buyer’s expense, execute such instruments as may be required to transfer the warranty to the Buyer.

6.5. Negotiations with Third Parties. From the date hereof through the Closing Date or earlier termination of this Agreement, neither the Seller nor any of their respective officers, directors, agents or employees will initiate or solicit proposals or conduct negotiations for the sale, transfer or other disposition of the Business or any of the Assets with any prospective purchasers other than the Buyer.

6.6. Insurance. The Seller shall maintain in full force and effect all policies of insurance in effect in connection with the Assets and the Business on the date of this Agreement.

6.7. Delivery of Financial Statements. Seller shall, at the cost of Buyer, cooperate in providing Buyer with such accounting records and reporting (including audited financial statements for such time period as Buyer may request) as Buyer may reasonably need to pursue business opportunities, including without limitation, acquisition transactions. This obligation shall survive the Closing.

ARTICLE 7.
CONDITIONS TO OBLIGATIONS OF THE BUYER

The obligations of the Buyer under this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived in whole or in part by the Buyer in its sole discretion by delivery of a written notice to that effect to the Seller, which shall constitute a release by the Buyer with respect to such condition.

7.1. Assigned Leases; Estoppel Certificates. As of the Closing Date, the Seller shall have obtained a fully executed Estoppel Certificate for each Assigned Lease listed on Schedule 7.1, attached hereto. Each Estoppel Certificate shall be in a form reasonably satisfactory to the Buyer and shall provide that (i) the subject Lease is in full force and effect, (ii) all rent is current, and (iii) there are no other outstanding, past due obligations owed by the Seller. Seller will use its best efforts to obtain the Estoppel Certificates. The failure to obtain one or more of such Estoppel Certificates shall be a condition precedent to Buyer’s obligations at the Closing.

7.2. Corporate Approvals. As of the Closing Date, the Seller shall have secured all authorizations made necessary by applicable corporate Laws and the Seller’s organizational documents (the “Corporate Approvals”).

7.3. Non-Competition Agreements. As of the Closing Date, the Buyer and each of Geoffrey Donaldson, Paul Block and Matthew Harriton shall enter into two (2) year non-competition agreements, all of which shall be in the form attached as Exhibit “A” (the “Non-Competition Agreements”).

7.4. No Litigation. At the Closing Date, no litigation, proceeding, investigation, or inquiry shall be pending or to Seller’s knowledge, threatened before any court or other governmental authority to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or involving any of the Assets.

7.5. No Casualty. Prior to the Closing Date, there shall not have occurred any single uninsured casualty in or to any of the Assets as a result of which the monetary amount of damage or destruction totals $25,000 or a lesser amount if such damage or destruction has or would reasonably be expected to have a material adverse effect, unless the Seller agrees to replace the damaged or destroyed Assets (at no cost to the Buyer) or unless the parties mutually agree to an adjustment in the Purchase Price.

7.6. Truth of Representations and Warranties. The representations and warranties of the Seller contained herein shall be true and correct in all material respects at and as of the Closing as if made as of the Closing. The Seller shall furnish the Buyer with appropriate officers’ certificates, dated the Closing Date, to that effect.

7.7. Performance by the Seller. All of the covenants and agreements required by this Agreement to have been performed and complied with by the Seller shall have been performed and complied with by the Seller in all material respects prior to or on the Closing Date. The Seller shall have delivered to the Buyer appropriate officers’ certificates to that effect dated the Closing Date.

7.8. No Material Adverse Change. There shall have not been any adverse change in the financial condition or property of the Business as such is currently conducted, the effect of which is materially adverse to the value of the Assets taken as a whole or materially adverse to the Business, the condition (financial or otherwise) or results of operations of the Business, in each case taken as a whole.

7.9. Other Deliverables. The Seller shall have delivered to the Buyer those items set forth in Section 9.3 hereof.

ARTICLE 8.
CONDITIONS TO OBLIGATIONS OF THE SELLER

The obligations of the Seller under this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived in whole or in part by the Seller in its sole discretion by delivery of a written notice to that effect to the Buyer, which shall constitute a release by the Seller with respect to such condition.

8.1. No Litigation. At the Closing Date, no litigation, proceeding, investigation, or inquiry shall be pending or threatened to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

8.2. Truth of Representations and Warranties. The representations and warranties of the Buyer, contained herein, shall be true and correct in all material respects at and as of the Closing as if made as of the Closing. The Buyer shall have delivered to the Seller an appropriate officer’s certificate to that effect dated the Closing Date.

8.3. Performance by the Buyer. All of the covenants and agreements required by this Agreement to have been performed and complied with by the Buyer shall have been performed and complied with by the Buyer in all material respects prior to or on the Closing Date. The Buyer shall have delivered to the Seller an appropriate officer’s certificate to that effect dated the Closing Date.

8.4. Corporate Approvals. As of the Closing Date, Seller shall have secured all of the Corporate Approvals.

8.5. Other Deliverables. The Buyer shall have delivered to the Seller those items set forth in Section 9.2 hereof, duly executed by the Buyer.

ARTICLE 9.
CLOSING

9.1. The Closing Date. The Closing shall take place at the offices of Beckman, Lieberman & Barandes, LLP, at 10:00 a.m., on or before June 1, 2005, or at such other place, date and time as the parties may agree upon in writing. Such date is herein called the “Closing Date.” If all of the conditions specified in ARTICLE 8 and ARTICLE 7 shall have been fulfilled or waived in writing by the Buyer or by the Seller, as the case may be, on or by the Closing Date, then, on the Closing Date, the Buyer and the Seller shall make the deliveries set forth in Sections 9.2 and 9.3, respectively.

9.2. Deliveries by the Buyer. Subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall deliver or cause to be delivered to the Seller:

9.2.1. the Purchase Price as specified in ARTICLE 3, above;

9.2.2. a fully executed Assignment and Assumption Agreement in the form set forth on Exhibit “B”, attached hereto;

9.2.3. fully executed assignments of leases (the “Assignments of Leases”) in the form set forth on Exhibit “C”, attached hereto, for each of the Assigned Leases.

9.2.4. resolutions of the Board of Directors of the Buyer, certified by an officer of the Buyer, authorizing the execution of this Agreement and the transactions contemplated hereby and thereby;

9.2.5. the certificates referred to in Sections 8.2 and 8.3; and

9.2.6. a certificate dated within thirty (30) days prior to the Closing Date from the Secretary of State of the state of organization of Buyer, certifying that the Buyer is validly existing and in good standing under the laws of said state;

9.3. Deliveries by the Seller. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall deliver or cause to be delivered to the Buyer:

9.3.1. a fully executed general assignment and bill of sale in the form set forth as Exhibit “D”;

9.3.2. a fully executed Assignment and Assumption Agreement;

9.3.3. the Assignments of Leases;

9.3.4. fully executed Estoppel Certificates as required by Section 7.1.

9.3.5. fully executed Non-Competition Agreements;

9.3.6. resolutions of the Seller, certified by an officer of the Seller, authorizing the execution of this Agreement and the transactions contemplated hereby and thereby;

9.3.7. resolutions of the members of the Seller, authorizing the execution of this Agreement and the transactions contemplated hereby and thereby;

9.3.8. the certificates referred to in Section 7.6 and 7.7;

9.3.9. a certificate dated within thirty (30) days prior to the Closing Date from the Secretary of State of the State of New York certifying that Seller is validly existing and in good standing under the laws of the State of New York;

9.3.10. a fully executed Sub-License, Development and Technology Transfer Agreement for Versadial® Delivery Pump between the Seller and Buyer;

9.4. Rights to Possession. The Buyer’s right to possession of the Assets shall commence at the close of business on the Closing Date, and the Buyer shall take possession of the Assets at the places they are located on the Closing Date.

ARTICLE 10.
SALES AND TRANSFER TAXES

Buyer shall be responsible for and shall pay all sales, bulk sales, use, transfer (or stamp duty) and documentary taxes and recording and filing fees, if any, including, without limitation, all state or county sales taxes and any other charges applicable to the transfer of the Assets and the assumption of the Assumed Liabilities provided for by this Agreement.

ARTICLE 11.
SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
AGREEMENTS

11.1. Survival of Representatives and Warranties. The representations, warranties, covenants and agreements of each of the Sellers and the Buyer shall survive the Closing for a period of eighteen (18) months.

11.2. Notice of Claim. In the event notice of any claim for indemnification is given (as provided for in ARTICLE 12 (Indemnification)) within the applicable survival period and not resolved within such period, the representations, warranties, covenants and agreements that are the subject of such indemnification claim shall survive until such time as such claim or claims are finally resolved but only with respect to the specific unresolved claim or claims made within the applicable survival period.

ARTICLE 12.
INDEMNIFICATION

12.1. Indemnification of the Buyer Indemnified Parties. Subject to ARTICLE 11 (Survival of Representations, Warranties, Covenants and Agreements) and the limitations contained in Section 12.4.1 and 12.5, the Seller hereby agrees, on a joint and several basis to indemnify the Buyer and its affiliates, stockholders, officers, directors, employees, agents, representatives and successors and assigns (individually a “Buyer Indemnified Party” and collectively the “Buyer Indemnified Parties”) against, and to protect, save and keep harmless the Buyer Indemnified Parties from, and to pay on behalf of or reimburse the Buyer Indemnified Parties as and when incurred for, any and all liabilities (including liabilities for Taxes), obligations, losses, damages, penalties, demands, claims, actions, suits, judgments, settlements, penalties, interest, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys’, accountants’ and expert witnesses’ fees) of whatever kind and nature (collectively, “Losses”), incurred by any Buyer Indemnified Party as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) (i) in the case of any of the Seller, any misrepresentation, inaccuracy or breach of any warranty or representation contained in Sections 4.2 through 4.25 or in any certificate delivered by any of such parties with respect to such sections at the Closing, (ii) in the case of the Seller, any action, demand, proceeding, investigation or claim by any third party (including any governmental or regulatory authority) against or affecting any Buyer Indemnified Party which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties of such person contained in ARTICLE 4 hereof or in any certificate delivered by Seller at the Closing; (c) in the case of the Seller, any breach or failure by such person to comply with, perform or discharge any obligation, agreement or covenant by such Seller contained in this Agreement; and (d) in the case of the Seller, any liability or obligation or any assertion against any Buyer Indemnified Party, arising out of or relating, directly or indirectly, in whole or in part, out of the conduct of the Business prior to the Closing or any of the Retained Liabilities.

12.2. Indemnification of the Seller Indemnified Parties. Subject to ARTICLE 11 (Survival of Representations, Warranties, Covenants and Agreements) and the limitations set forth in Section 12.4.2, the Buyer hereby agrees to indemnify the Seller and its affiliates, stockholders, officers, directors, shareholders employees, agents, representatives and successors, permitted assignees (individually, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) against, and to protect, save and keep harmless the Seller Indemnified Parties from, and to pay on behalf of or reimburse the Seller Indemnified Parties as and when incurred for, any and all Losses that may be imposed on or incurred by the Seller Indemnified Parties as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) any misrepresentation, inaccuracy or breach of any warranty or representation of the Buyer contained in ARTICLE 5 hereof or in any certificate delivered by the Buyer at the Closing; or (b) any action, demand, proceeding, investigation or claim by any third party (including any governmental or regulatory authority) against any Seller Indemnified Party which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties of the Buyer contained in ARTICLE 5 hereof or in any certificate delivered by the Buyer at the Closing; (c) any breach or failure by the Buyer to comply with, perform or discharge any obligation, agreement or covenant by the Buyer contained in this Agreement or (d) any liability or obligation or any assertion against any Seller Indemnified Party, arising out of or relating directly to, the conduct of the Seller’s business after the Closing to the extent and only to the extent such liability or obligation relates to the Assumed Liabilities.

12.3. Indemnification Procedures.

12.3.1. Non-Third Party Claims

12.3.1.1. In the event that any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification which does not involve a Third Party Claim (as defined in Section 12.3.2) (the “Non-Third Party Claim”, against which a Person is required to provide indemnification under this Agreement (an “Indemnifying Party”, the Indemnified Party shall give written notice to the Indemnifying Party (the “Non-Third Party Claim Notice”, which Non-Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party.

12.3.1.2. The Indemnifying Party may acknowledge and agree by written notice (the “Non-Third Party Acknowledgment of Liability”) to the Indemnified Party to satisfy the Non-Third Party Claim within thirty (30) days of receipt of the Non-Third Party Claim Notice. In the event that the Indemnifying Party disputes the Non-Third Party Claim, the Indemnifying Party shall provide written notice of such dispute (the “Non-Third Party Dispute Notice”) to the Indemnified Party within thirty (30) days of receipt of the Non-Third Party Claim Notice (the “Non-Third Party Dispute Period”), setting forth a reasonable basis of such dispute. In the event that the Indemnifying Party shall fail to deliver the Non-Third Party Acknowledgment of Liability or Non-Third Party Dispute Notice within the Non-Third Party Dispute Period, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay the Non-Third Party Claim in full and to have waived any right to dispute the Non-Third Party Claim. Once the Indemnifying Party has acknowledged and agreed to pay any Non-Third Party Claim pursuant to this Section, or once any dispute under this Section has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction, the Indemnifying Party shall pay the amount of such Non-Third Party Claim to the Indemnified Party within ten (10) days of the date of acknowledgment or resolution, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

12.3.2. Third Party Claims.

12.3.2.1. In the event that any Indemnified Party asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement (a “Third Party Claim”) in respect of which such Indemnified Party is entitled to indemnification by an Indemnifying Party under this Agreement, the Indemnified Party shall give written notice to the Indemnifying Party (the “Third Party Claims Notice”) within ten (10) Business Days after learning of such Third Party Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim), together with a statement specifying the basis of such Third Party Claim. The Third Party Claims Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party. The Indemnifying Party must provide written notice to the Indemnified Party that it is either (i) assuming responsibility for the Third Party Claim or (ii) disputing the claim for indemnification against it (the “Indemnification Notice”) . The Indemnification Notice must be provided by the Indemnifying Party to the Indemnified Party with ten (10) days after receipt of the Third Party Claims Notice or within such shorter time as may be necessary to give the Indemnified Party a reasonable opportunity to respond to such Third Party Claim (the “Indemnification Notice Period”) .

12.3.2.2. If the Indemnifying Party provides an Indemnification Notice to the Indemnified Party within the Indemnification Notice Period that it assumes responsibility for the Third Party Claim, the Indemnifying Party shall conduct at its expense the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party. The Indemnification Notice shall specify the counsel it will appoint to defend such claim (“Defense Counsel”); provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed. In the event that the Indemnifying Party fails to give the Indemnification Notice within the Indemnification Notice Period, the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim without the prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

12.3.2.3. In the event that the Indemnifying Party disputes the claim for indemnification against it, such Indemnifying Party shall notify the Indemnified Party to such effect within ten (10) days after receipt of the Third Party Claims Notice (or within such shorter time as may be necessary to give the Indemnified Party a reasonable opportunity to respond to such Third Party Claim) by delivering written notice thereof to the Indemnified Party. In such event, the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim, without the prior consent of the Indemnifying Party. Once such dispute has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction or by mutual agreement of the Indemnified Party and Indemnifying Party, the Indemnifying Party shall within ten (10) days of the date of such resolution or agreement, pay to the Indemnified Party all Losses paid or incurred by the Indemnified Party in connection therewith.

12.3.2.4. In the event that the Indemnifying Party delivers an Indemnification Notice pursuant to which it elects to conduct the defense of the Third Party Claim, the Indemnifying Party shall be entitled to have the exclusive control over the defense of the Third Party Claim and the Indemnified Party will cooperate in good faith with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party. The Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. The Indemnifying Party will not settle the Third Party Claim or cease to defend against any Third Party Claim as to which it has delivered an Indemnification Notice (as to which it has assumed responsibility for the Third Party Claim), without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed; provided, however, such consent may be withheld for any reason if, as a result of such settlement or cessation of defense, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

12.3.2.5. If an Indemnified Party refuses to consent to a bona fide offer of settlement which the Indemnifying Party wishes to accept, which provides for a full release of the Indemnified Party and its affiliates relating to the Third Party Claims underlying the offer of settlement and solely for a monetary payment, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such an event, the obligation of the Indemnifying Party shall be limited to the amount of the offer of settlement which the Indemnified Party refused to accept plus the reasonable costs and expenses of the Indemnified Party incurred prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement.

12.3.2.6. Notwithstanding Section 12.3.2.5 above, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third Party Claim (i) if such Third Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement or (ii) that if unsuccessful, would set a precedent that would have a material adverse effect on, the business or financial condition of the Indemnified Party. In the event the Indemnified Party retains control of the Third Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

12.3.2.7. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

12.4. Limitations On and Other Matters Regarding Indemnification.

12.4.1. Termination of Indemnification Obligations of Seller Subject to Sections 12.5 and 12.6, the obligation of Seller to indemnify under Section 12.1 hereof shall terminate on the date that is eighteen (18) months following the Closing Date, except as to matters as to which the Buyer Indemnified Party has made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto shall survive the expiration of such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied.

12.4.2. Termination of Indemnification Obligations of the Buyer Subject to Section 12.6, the obligation of the Buyer to indemnify under Section 12.2 hereof shall terminate on the date that is eighteen (18) months following the Closing Date, except as to matters as to which any Seller Indemnified Party has made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto shall survive such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied.

12.5. Indemnity Cushion and Cap.

12.5.1. Subject to Section 12.6, the Seller shall not have any liability to any Buyer Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 12.1 until such time as the amount of such liability shall exceed $25,000 in the aggregate.

12.5.2. Subject to Section 12.6, the Buyer shall not have any liability to any Seller Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 12.2 until such time as the amount of such liability shall exceed $25,000 in the aggregate.

12.5.3. Subject to Section 12.6, the maximum liability of the Seller to all Buyer Indemnified Parties with respect to all Losses arising out of any of the matters referred to in Section 12.1 shall not exceed $250,000 in the aggregate.

12.5.4. Subject to Section 12.6, the maximum liability of the Buyer to all Seller Indemnified Parties with respect to all Losses arising out of any of the matters referred to in Section 12.2 shall not exceed $250,000 in the aggregate.

12.6. Limitations.

12.6.1. The limitations set forth above in Section 12.5 shall in no event (a) apply to any Losses incurred by a Buyer Indemnified Party which relate, directly or indirectly, to (i) any fraudulent acts committed by Seller, or (y) the covenant contained in the last sentence of ARTICLE 14, or (b) apply to any Losses incurred by a Seller Indemnified Party which relate, directly or indirectly, to any fraudulent acts committed by the Buyer.

12.6.2. The limitations set forth in Section 12.4.1 shall not apply to any breach of a representation or warranty contained in Sections 4.1 (first sentence only), 4.9, 4.13 or 4.16, all of which shall survive until the expiration of the applicable statute of limitations, with respect to such claim.

12.6.3. The limitations set forth in Section 12.4.2 shall not apply to any breach of a representation or warranty contained in Sections 5.1 (first sentence only), 5.9, or 5.11, all of which shall survive until the expiration of the applicable statute of limitations, with respect to such claim.

ARTICLE 13.
TERMINATION

13.1. Grounds. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned under any of the following circumstances:

13.1.1. At any time (by written notice delivered to the other party) prior to the Closing:

13.1.1.1. By the Buyer if the conditions set forth in ARTICLE 7 of this Agreement are, in its sole discretion, unlikely to occur on or before the Closing Date (provided that the right to terminate this Agreement under this Section shall not be available to the Buyer if its breach under this Agreement has been the cause of the condition being unlikely to occur);

13.1.1.2. By the Seller if the conditions set forth in ARTICLE 8 of this Agreement are, in its sole discretion, unlikely to occur on or before the Closing Date (provided that the right to terminate this Agreement under this Section shall not be available to the Seller if its breach under this Agreement has been the cause of the condition being unlikely to occur);

13.1.1.3. By the Seller or the Buyer if the Closing has not occurred on or prior to the Closing Date, unless the absence of such occurrence shall be due to the delay or failure of the party seeking to terminate this Agreement (or its subsidiaries or affiliates) to perform in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Closing Date;

13.1.1.4. By either the Buyer or the Seller, if a court of competent jurisdiction or governmental authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and through no failure, delay or fault of or breach by the terminating party, and such order, decree, ruling or other action shall have become final and nonappealable;

13.1.2. At any time by the mutual written consent of both the Buyer and the Seller.

13.2. Effect.

13.2.1. If any of the conditions to the obligations of the Buyer in ARTICLE 7 or of the Seller in ARTICLE 8 have not been satisfied on or prior to the Closing Date, the Buyer or the Seller, as the case may be, shall have the right either (i) to terminate this Agreement pursuant to, and with liability allocated as set forth in this ARTICLE 13, or (ii) to waive and release their respective conditions and to proceed with the Closing and the consummation of the transactions contemplated by this Agreement without liability or further obligation with respect to the nonfulfillment of such condition.

13.2.2. In the event that this Agreement is terminated as permitted by Section 13.1, all obligations of the Seller and the Buyer hereunder shall terminate without liability or further obligations.

13.2.3. Notwithstanding the foregoing, any confidentiality agreement entered into by the parties, and any other agreements between the parties that do not expressly provide for their termination, shall survive the termination of this Agreement.

ARTICLE 14.
EXPENSES

Subject to ARTICLE 10 (Sales and Transfer Taxes), whether or not the transactions contemplated hereby are consummated, the Buyer will, except in the case of any breach of the terms and provisions of this Agreement for which either the Buyer or the Seller, as the case may be, may be entitled to indemnification under ARTICLE 12 (Indemnification) hereof, pay all expenses, income and other taxes and costs (including, without limitation, the commissions, fees, disbursements and expenses of its investment bankers, attorneys, accountants and consultants) incurred by the Parties in negotiating, preparing, closing and carrying out this Agreement and the transactions contemplated hereby and thereby.

ARTICLE 15.
MAINTENANCE OF BOOKS AND RECORDS - ACCOUNTINGS

15.1. Subsequent to the closing, Buyer will, for a period of seven (7) years, maintain all books and records delivered or turned over to Buyer by Seller, in connection with the transactions contemplated by this agreement. Seller, and its representatives shall have access to such books and records (including the right to copy and make extracts) upon reasonable notice to Buyer, during business hours, in connection with, among other things, tax return preparation, filings and audits. Buyer shall reasonably cooperate with Seller and assist Seller with regard to Seller’s endeavors under this Article.

15.2. Seller shall cooperate in providing Buyer with such accounting records and reporting as Buyer may reasonably need to pursue business opportunities, including without limitation, acquisition transactions.

ARTICLE 16.
EMPLOYEES

The Buyer shall have the right, but is not obligated to offer employment to some, or all of the Seller’s Employees upon such terms and conditions acceptable to the Buyer in its sole discretion.

ARTICLE 17.
RULES OF CONSTRUCTION AND DEFINITIONS

17.1. Rules of Construction: The following rules of construction apply to this Agreement:

17.1.1. The singular includes the plural and the plural includes the singular; “include” and “including” are not limiting;

17.1.2. “hereby”, “herein”, “hereof”, “hereunder”, “the Agreement”, “this Agreement” or any like words refer to this Agreement;

17.1.3. A reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder or any law enacted in substitution or replacement therefor;

17.1. 4. A reference herein to a Section, Exhibit, Attachment, Appendix or Schedule without further reference is a reference to the relevant Section, Exhibit, Attachment, Appendix or Schedule of this Agreement;

17.1.5. Any right may be exercised at any time and from time to time unless specified otherwise herein;

17.1.6. Any reference to days shall mean calendar days unless specifically noted otherwise.

17.2. Definitions: Unless the context otherwise requires, the capitalized terms used herein shall have the respective meanings set forth in this Section for all purposes hereof.

17.2.1. “Assets”“ shall have the meaning set forth in ARTICLE 1.

17.2.2. “Assumed Liabilities” shall have the meaning set forth in Section 2.1.

17.2.3. “Affiliate” As used in this Agreement, an “affiliate” of any Person, shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.

17.2.4. “Knowledge” Where any representation and warranty contained in this Agreement is expressly specified by reference to the knowledge of a non-individual party hereto, such term shall be limited to the actual knowledge of the executive officers of such party, as the case may be, and unless otherwise stated, such knowledge that would have been discovered by such executive officers after reasonable due inquiry.

17.2.5. “Material Adverse Effect” or similar phrase, shall mean any material and adverse effect on the operations, business, assets, properties, prospects or financial condition of the Seller.

17.2.6. “Person” shall mean and include an individual, a company, a joint venture, a corporation (including any non-profit corporation), an estate, an association, a trust, a general or limited partnership, a limited liability company, a limited liability partnership, an unincorporated organization and a government or other department or agency thereof.

17.2.7. “Purchase Price” shall have the meaning set forth in ARTICLE 3.

ARTICLE 18.
MISCELLANEOUS

18.1. Notices.

18.1.1. Any notice, request, instruction, consent or other document to be given hereunder by either party hereto to the other party shall be in writing and delivered (a) personally, (b) by telecopy or (c) by a nationally recognized overnight carrier, or (d) by registered or certified mail, return receipt requested, postage prepaid, as follows:

If to the Buyer:	Innopump, Inc.
305 Madison Avenue
New York, NY 10165
Attn: Paul Block, President
Fax: 212-808-0113

If to the Seller:	Sea Change Group LLC
305 Madison Avenue
New York, NY 10165
Attn: Paul Block, President
Fax: 212-808-0113

With a copy to:	Beckman, Lieberman & Barandes, LLP
116 John Street, Suite 1313
New York, NY 10038
Attn: Robert Barandes, Esq.
Fax: 212-608-9687

or at such other address for a party as shall be specified in writing by that party.

18.1.2. Notices shall be deemed received the same day (when delivered personally or by telecopy with receipt confirmation), the next business day (when delivered by overnight carrier) or five (5) days after mailing (when sent by registered or certified mail).

18.2. Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof.

18.3. Captions. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement, nor affect in any way the meaning of the terms and provisions hereof.

18.4. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by any party without the express written consent of the other party hereto.

18.5. Enforceability. If any provision of this Agreement as applied to any party or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. The parties intend this Agreement to be enforced as written. If any such provision, or part thereof, however, is held to be unenforceable because of the duration thereof or the area covered thereby, the Seller and the Buyer agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete the specific words or phrases, and in its amended form such provision shall then be enforceable and shall be enforced. If any provision of this Agreement shall otherwise finally be determined to be unlawful, then such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

18.6. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall for all purposes be deemed to be an original and all of which shall constitute one and the same agreement. A signature to this Agreement delivered by telecopy or other artificial means shall be deemed valid.

18.7. Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto (including, without limitation, the validity or enforcement of this Agreement), shall be governed by the laws of the State of New York without regard to any conflicts or choice of laws provisions of the State of New York that would result in the application of the law of any other jurisdiction.

18.8. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against either party.

18.9. Public Announcements. The Buyer and the Seller shall agree on the terms of the press releases to be issued upon the execution of this Agreement and shall consult with each other before issuing any other press releases with respect to this Agreement and the transactions contemplated hereby, including without limitation, any termination of this Agreement for any reason.

18.10. Miscellaneous. As used in this Agreement, the Schedules and the Exhibits and as required by the context: the singular and plural shall be deemed to include each other and each gender, to include all genders; the terms herein, hereof, and hereunder or other similar terms refer to this Agreement, in which they appear as a whole and not only to the particular sentence, paragraph, subsection or section in which any such term is used except as expressly more specifically limited; and words and phrases defined in this Agreement have the same meaning in the Schedules, Exhibits unless specifically provided to the contrary in any thereof.

18.11. Entire Agreement; Amendment. Except as set forth herein, this Agreement, including all Schedules and Exhibits hereto constitute the sole understanding of the parties with respect to the matters contemplated hereby and thereby and supersedes and renders null and void all other prior agreements and understandings between the parties with respect to such matters. No amendment, modification or alteration of the terms or provisions of this Agreement, including all Schedules and Exhibits hereto, shall be binding unless the same shall be in writing and duly executed by the party against whom such would apply.

18.12. Legal Fees. In the event legal action is instituted to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and all costs incurred.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered by its duly authorized representatives as of the date first written above.

SEA CHANGE GROUP LLC	INNOPUMP, INC.

By:	By:
Name: Title:	Name: Title:

TABLE OF CONTENTS

ARTICLE 1.
SALE AND PURCHASE OF ASSETS	1
1.1. Inventory	1
1.2. Contracts	2
1.3. Leases	2
1.4. Tangible Property	2
1.5. Intangible Property	2
1.6. Prepaid Items and Deposits	2
1.7. Accounts Receivable	2
1.8. Names	2
1.9. Lists and Records	2
1.10. Goodwill	2
1.11. Excluded Assets	2

ARTICLE 2.
LIABILITIES	3
2.1. Assumption of Liabilities	3
2.2. Retained Liabilities	3

ARTICLE 3.
PURCHASE PRICE	3
3.1. Purchase Price	3
3.2. Payment	3
3.3. Allocation of the Purchase Price	4

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE SELLER	4
4.1. Existence and Good Standing	4
4.2. Financial Statements and No Material Changes	4
4.3. Books and Records	4
4.4. Title to Properties; Encumbrances	4
4.5. Real Property	5
4.6. Contracts	5
4.7. Execution and Validity; Non-Contravention; Approvals and Consents	6
4.8. Litigation	7
4.9. Taxes	7
4.10. Liabilities	7
4.11. Insurance	7
4.12. Intellectual Properties	8
4.13. Representations	8
4.14. Compliance with Laws; Permits	9
4.15. Accounts Receivable; Work-in-Process; Accounts Payable	10
4.16. Employee Relations	11

4.17. Employee Benefit Matters	11
4.18. Interests in Customers, Suppliers, Etc	13
4.19. No Changes Since the Balance Sheet Date	14
4.20. Company Controls	14
4.21. Brokers	15
4.22. Copies of Documents	15
4.23. Inventory	15
4.24. No Material Adverse Change	15
4.25. Employees; Labor Relations	16

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF THE BUYER	16
5.1. Subsidiaries	16
5.2. Organization, Good Standing, and Qualification	16
5.3. Capitalization and Voting Rights	17
5.4. Authorization	17
5.5. Filings, Consents and Approvals	17
5.6. Litigation	17
5.7. Compliance with Other Instruments	18
5.8. Permits	18
5.9. Compliance with Laws	18
5.10. Disclosure	18
5.11. Brokers	19
5.12. No Misrepresentation	19

ARTICLE 6.
COVENANTS OF THE SELLER	19
6.1. Conduct of Business Prior to the Closing Date	19
6.2. Access by the Buyer to Properties and Records; Furnishing Information	20
6.3. Third-Party Consents	20
6.4. Transfer of Warranties	20
6.5. Negotiations with Third Parties	21
6.6. Insurance	21
6.7. Delivery of Financial Statements	21

ARTICLE 7.
CONDITIONS TO OBLIGATIONS OF THE BUYER	21
7.1. Assigned Leases; Estoppel Certificates	21
7.2. Corporate Approvals	21
7.3. Non-Competition Agreements	21
7.4. No Litigation	21
7.5. No Casualty	22
7.6. Truth of Representations and Warranties	22
7.7. Performance by the Seller	22
7.8. No Material Adverse Change	22
7.9. Other Deliverables	22

ARTICLE 8.
CONDITIONS TO OBLIGATIONS OF THE SELLER	22
8.1. No Litigation	22
8.2. Truth of Representations and Warranties	22
8.3. Performance by the Buyer	23
8.4. Corporate Approvals	23
8.5. Other Deliverables	23

ARTICLE 9.
CLOSING	23
9.1. The Closing Date	23
9.2. Deliveries by the Buyer	23
9.3. Deliveries by the Seller	24
9.4. Rights to Possession	24

ARTICLE 10.
SALES AND TRANSFER TAXES	24

ARTICLE 11.
SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS	25
11.1. Survival of Representatives and Warranties	25
11.2. Notice of Claim	25

ARTICLE 12.
INDEMNIFICATION	25
12.1. Indemnification of the Buyer Indemnified Parties	25
12.2. Indemnification of the Seller Indemnified Parties	25
12.3. Indemnification Procedures	26
12.4. Limitations On and Other Matters Regarding Indemnification	29
12.5. Indemnity Cushion and Cap	29
12.6. Limitations	30

ARTICLE 13.
TERMINATION	30
13.1. Grounds	30
13.2. Effect	31

ARTICLE 14.
EXPENSES	31

ARTICLE 15.
MAINTENANCE OF BOOKS AND RECORDS - ACCOUNTINGS	31

ARTICLE 16.
EMPLOYEES	32

ARTICLE 17.
RULES OF CONSTRUCTION AND DEFINITIONS	32
17.1. Rules of Construction:	32
17.2. Definitions:	32

ARTICLE 18.
MISCELLANEOUS	33
18.1. Notices	33
18.2. Waiver; Remedies Cumulative	34
18.3. Captions	34
18.4. Successors and Assigns	34
18.5. Enforceability	34
18.6. Counterparts	34
18.7. Governing Law	35
18.8. No Strict Construction	35
18.9. Public Announcements	35
18.10. Miscellaneous	35
18.11. Entire Agreement; Amendment	35
18.12. Legal Fees	35

LIST OF SCHEDULES AND EXHIBITS

EXHIBITS

Exhibit ARTICLE 4 - Seller Schedule of Exceptions
Exhibit ARTICLE 5 - Buyer Schedule of Exceptions

Exhibit A	Form of Non-Competition Agreement
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Assignment and Assumption of Lease and Consent to Assignment
Exhibit D	Form of Bill of Sale

SCHEDULES - PER CONTRACT